GE CAPITAL SERVICES Press Release
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General Electric Capital Corporation
260 Long Ridge Road, Stamford, CT 06927



CONTACT:  Tony Zehnder                     David Anderson
          GE Capital Services              Lazard Brothers & Co., Limited
          (203) 357-4728                   44 171 588 2721


          Elizabeth Ballard/Andrew Marshall
          Hill & Knowlton (UK) Limited
          44 171 413 3000


FOR IMMEDIATE RELEASE

               GENERAL ELECTRIC CAPITAL CORPORATION ("GE CAPITAL") RECOMMENDED CASH OFFER FOR CENTRAL TRANSPORT RENTAL
                                GROUP PLC ("CTR")

LONDON, ENGLAND and STAMFORD, CT, September 2, 1997 -- The Offer by GE Capital to acquire the whole of the issued and to be issued share capital of CTR at 16 pence for each CTR Share and 48 pence for each CTR American Depositary Share ("ADS") has been extended to 10 p.m. (London time), 5 p.m. (New York City time) on Tuesday, September 23, 1997.

As of 10 p.m. (London time), 5 p.m. (New York City time) on August 29, 1997, acceptances of the Offer had been received in respect of 270,079,791 CTR Shares and 121,646,874 CTR ADSs (representing 364,940,621 CTR Shares) together representing 86.0 percent of the current issued share capital of CTR. As at such time, acceptances had not been received in respect of 70,663,846 CTR Shares and 10,805,487 CTR ADSs (representing 32,416,461 CTR Shares).

GE Capital, an indirect wholly owned subsidiary of General Electric Company, is a substantial diversified financial services company. GE Capital's activities include equipment management, mid-market financing, specialized financing, specialty insurance and consumer services. General Electric Company is a diversified manufacturing, technology and services company with operations worldwide.

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